Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Permal Hedge Strategies Portfolio

We consent to use of our report dated May 30, 2013, with respect to the financial statements of Permal Hedge Strategies Fund I (formerly known as Permal Hedge Strategies Fund) as of March 31, 2013, incorporated by reference, in this Registration Statement.

/s/ KPMG LLP

New York, New York

June 7, 2013